EXHIBIT 23


                    Consent of Independent Public Accountants
                    -----------------------------------------


        As independent public accountants, we hereby consent to the incorporation of our reports dated May 9, 1995 (except with respect to the matters discussed in Note 14 as to which the date is June 2, 1995), included in or incorporated by reference into Thermo Process Systems Inc.'s Annual Report on Form 10-K for the year ended April 1, 1995 and into the Company's previously filed Registration Statements as follows:
   Registration Statement No. 33-16462 on Form S-8, Registration Statement No. 33-16464 on Form S-8, Registration Statement No. 33-16465 on Form S-8, Registration Statement No. 33-31478 on Form S-3, Registration Statement No. 33-40185 on Form S-3, and Registration Statement No. 33-52824 on Form S-8.




                                              Arthur Andersen LLP


   Boston, Massachusetts
   June 6, 1995